CONTACT: John Beisler

VP – Investor Relations

805-745-7750

CKE RESTAURANTS, INC. REPORTS FISCAL 2006 INCOME BEFORE TAXES OF $57.3 MILLION VERSUS $17.1
MILLION IN THE PRIOR YEAR

Fourth Quarter Income Before Taxes of $15.3 Million versus $5.0 Million in the Prior Year

CARPINTERIA, Calif. — April 6, 2006 —CKE Restaurants, Inc. (NYSE:CKR) announced today fiscal 2006 fourth quarter and year-end results and the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) for fiscal 2006.

“We are pleased to report continuing progress with respect to our goals of growing profitability and generating wealth for our stockholders. We are well positioned to pursue this Company’s excellent growth opportunities, consistent with our discipline of allocating capital so as to give all stockholders the best long-term returns,” said Andrew F. Puzder, President and Chief Executive Officer.

Fourth Quarter Highlights

•	Fourth quarter income before taxes and discontinued operations grew to $15.3 million, or $0.22 per diluted share, more than triple last year’s fourth quarter result of $5.0 million, or $0.09 per share.

•	Fourth quarter net income rose to $154.3 million, or $2.14 per diluted share, up from $7.1 million or $0.12 per diluted share in last year’s fourth quarter. This represents an increase of $147.2 million over the prior year’s fourth quarter. This year’s results include a $139.0 million, or $1.92 per diluted share, income tax benefit primarily related to a substantial reduction of our deferred tax asset valuation allowance.

•	Fourth quarter operating income was $20.5 million for the current year quarter, an increase of $11.8 million over the prior year quarter’s operating income of $8.7 million.

•	Same-store sales increased 5.3 percent and 2.9 percent at company-operated Carl’s Jr.® and Hardee’s® restaurants, respectively, compared to the prior year quarter.

•	Restaurant operating costs at Carl’s Jr. company-operated stores declined 530 basis points, compared to the prior year quarter, to 73.7 percent of company-operated revenue. The improvement was primarily due to reduced workers’ compensation and general liability claims expense and lower labor costs.

•	Restaurant operating costs at Hardee’s company-operated stores declined 380 basis points, compared to the prior year quarter, to 84.4 percent of company-operated revenue. The improvement was primarily due to reduced workers’ compensation and general liability claims expense as well as lower repair and maintenance and food costs.

•	Average unit volumes for the trailing 52 weeks increased by 3.1 percent to $1,341,000 and by 1.4 percent to $874,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively, compared to the prior year quarter.

•	Consolidated revenue for the current year quarter was $348.5 million, a 3.7 percent decrease from the prior year quarter. The fourth quarter of fiscal 2005 included 13 weeks of operations, while the current year quarter included only 12 weeks of operating results.

Full-Year Highlights —

•	Income before taxes and discontinued operations grew to $57.3 million, a $40.2 million increase over the prior year total of $17.1 million. This year’s results include an $11.0 million charge to purchase and cancel the options of our former Chairman. Prior year results included $22.3 million of charges primarily related to legal settlements and early debt extinguishment. Absent these charges, fiscal 2006 income before taxes and discontinued operations would have been $68.3 million, or $0.97 per diluted share, compared to income before taxes and discontinued operations of $39.4 million, or $0.66 per diluted share, for fiscal 2005.

•	Net income grew to $194.6 million or $2.70 per diluted share. This represents an increase of $176.6 million over the prior year net income of $18.0 million or $0.30 per diluted share. This year’s results include a $137.3 million income tax benefit primarily related to a substantial reduction of our deferred tax asset valuation allowance and the previously noted $11.0 million charge to purchase and cancel the options of our former Chairman. Prior year results included $22.3 million of charges primarily related to legal settlements and early debt extinguishment.

•	Same-store sales increased 2.2 percent at company-operated Carl’s Jr. restaurants and decreased 0.2 percent at company-operated Hardee’s restaurants, compared to the prior year.

•	Consolidated revenue for fiscal 2006 decreased 0.1 percent, to $1.52 billion. Fiscal 2005 included 53 weeks and fiscal 2006 included 52 weeks.

•	Restaurant operating costs declined 230 basis points to 76.6 percent of company-operated revenue at Carl’s Jr. and declined 120 basis points to 84.5 percent of company-operated revenue at Hardee’s, respectively, compared to the prior year.

•	Carl’s Jr. operating income increased by $21.1 million, or 34.2 percent, to $82.8 million.

•	Hardee’s operating income increased by $8.1 million, or 153.0 percent, to $13.4 million.

•	We repaid a total of $39.9 million of our term loan during fiscal 2006, reducing the term loan balance to $98.7 million as of fiscal year-end.

•	The Company repurchased a total of 297,300 shares of common stock during fiscal 2006, at a total cost of $4.0 million.

•	For the fiscal year ended January 31, 2006, the Company generated earnings before interest, taxes, depreciation and amortization and facility action charges (“Adjusted EBITDA”) of $152.4 million compared with $144.1 million in fiscal 2005.

•	Fully diluted shares outstanding for the 12 and 52 weeks ended January 31, 2006, were 72.5 million and 73.3 million, respectively.

In this earnings release, we provide both net income and income before taxes and discontinued operations determined in accordance with generally accepted accounting principles (“GAAP”), and income before taxes and discontinued operations adjusted to exclude a charge to purchase stock options, increases to legal settlement reserves, reversal of valuation allowance for deferred taxes, charges related to refinancing our debt and certain non-operating charges. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the option purchase charge, reversal of valuation allowance for deferred taxes, increases to legal settlement reserves, charges related to refinancing our debt and certain non-operating charges to be directly related to operating results for the periods discussed. We believe that presentation of these non-GAAP financial measures assists our investors by facilitating comparisons to prior-period financial results and to the results of our competitors. These financial measures are also comparable to forecasts made by security analysts and others, which generally exclude special items, as they are difficult to predict in advance. In addition, Adjusted EBITDA is used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Non-GAAP financial measures are not intended to be a substitute for net income and income before taxes and discontinued operations determined in accordance with GAAP.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said,

“As result of our continued profitability, we were able to reverse most of our deferred tax asset valuation allowance, resulting in an income tax benefit of $139 million in the fourth quarter of fiscal 2006. We believe this change in our deferred tax asset valuation allowance marks an important milestone in the turnaround of the Company and the start of a new phase of growth.

“In addition, our efforts over the past two years to strengthen our balance sheet allowed us to return almost $14 million to stockholders in fiscal 2006 through quarterly cash dividends and common stock repurchases. We are currently planning to return more than $17 million to stockholders during fiscal 2007.

“Both Carl’s Jr. and Hardee’s finished the year with strong same-store sales momentum, driven by our premium quality products and our efforts to expand Hardee’s appeal via the selective development of other menu categories. Fourth quarter revenue was $348.5 million, a 3.7 percent decrease as compared to the prior year quarter due primarily to the impact of an extra week in the fourth quarter of fiscal 2005.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 5.3 percent during the fourth quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up approximately 10.2 percent for the fourth quarter. Revenues at company-operated Carl’s Jr. restaurants decreased $3.7 million, or 2.7 percent, over the prior-year quarter, due to the impact of an extra operating week in the prior year quarter,” continued Puzder. “At Carl’s Jr., growth in our breakfast day-part and the introduction of several new products during the year, including the Western Bacon Charbroiled Chicken Sandwich™, The Portobello Mushroom Six Dollar Burger™, the Jalapeño Burger™ and Hand-Scooped Ice Cream Shakes & Malts™, raised our average unit volume to $1,341,000 – a $40,000 increase over the prior year and an all-time high. Carl’s Jr. continues to differentiate itself from our competitors through our innovative, premium product strategy and remains an industry leader.”

“Carl’s Jr. reduced its cost of restaurant operations at its company-operated stores by 530 basis points over the prior-year quarter, to 73.7 percent of revenue. The improvement was due primarily to reduced workers’ compensation and general liability claims expense and lower labor costs. Carl’s Jr. generated $25.1 million of operating income during the fourth quarter, an increase of $7.4 million or 41.5 percent over the prior year quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 2.9 percent during the fourth quarter. On a two-year cumulative basis, Hardee’s same-store sales were up approximately 7.3 percent for the fourth quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants decreased $8.2 million, or 5.9 percent, over the prior year quarter. As with Carl’s Jr., the prior year quarter contained an extra operating week. Hardee’s strengthened its industry-leading breakfast daypart position over the past year through the introduction of the Loaded Breakfast Burrito™, the Grilled Pork Chop Biscuit™ and the Steak ‘N’ Egg Burrito™. In addition, Hardee’s added to its premium quality Thickburger® lineup with a selection of complementary products, including the Charbroiled Chicken Club Sandwich™ and Red Burrito Taco Salad™, and introduced an improved value offering, a 1/4-lb. Double Cheeseburger. Despite the significant challenges that faced the brand, including record-high gasoline prices and the most active Atlantic hurricane season ever, Hardee’s average unit volume increased to $874,000 at fiscal year end, a 1.4 percent increase over the prior year and a ten-year high.”

“Hardee’s cost of restaurant operations at its company-operated stores improved 380 basis points over the prior year quarter, to 84.4 percent of revenue. As with Carl’s Jr., Hardee’s benefited from reduced workers’ compensation and general liability claims expense, as well as lower repair and maintenance and food costs. For the year, Hardee’s generated operating income of approximately $13.4 million, which is an improvement of $8.1 million over the prior year income of $5.3 million.”

“Our focus will remain on the fundamentals within our restaurants, including our premium products and ‘Six Dollar Service’, effective advertising, cost control, and building-out existing core markets to enhance our infrastructure and marketing presence. We are very pleased with the results for the fourth quarter and fiscal 2006 and look forward to continuing to provide value to our stockholders,” Puzder concluded.

As of the end of its fiscal 2006 fourth quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,160 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,049 Carl’s Jr. restaurants, 1,993 Hardee’s restaurants and 102 La Salsa Fresh Mexican Grill® restaurants.

Conference Call

The Company will host a conference call and webcast on April 7, 2006, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results, discuss the company’s progress and provide more information on the company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par values)

	January 31,	January 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$21,343	$18,432
Accounts receivable, net	36,153	31,199
Related party trade receivables	4,987	6,760
Inventories, net	20,953	19,297
Prepaid expenses	13,101	13,056
Assets held for sale	—	1,058
Advertising fund assets, restricted	17,226	21,951
Deferred income tax assets, net	31,413	—
Other current assets	2,251	2,278

Total current assets	147,427	114,031
Notes receivable, net	1,968	3,328
Property and equipment, net	460,083	461,286
Property under capital leases, net	29,364	36,060
Deferred income tax assets, net	117,770	—
Goodwill	22,649	22,649
Other assets, net	25,519	31,529

Total assets	$804,780	$668,883

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of bank indebtedness and other long-term debt	$9,247	$16,066
Current portion of capital lease obligations	4,960	5,079
Accounts payable	53,883	52,484
Advertising fund liabilities	17,226	21,951
Other current liabilities	89,556	93,358

Total current liabilities	174,872	188,938
Bank indebtedness and other long-term debt, less current portion	98,731	138,418
Convertible subordinated notes due 2023	105,000	105,000
Capital lease obligations, less current portion	46,724	52,485
Other long-term liabilities	57,072	64,374

Total liabilities	482,399	549,215

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000 shares; none issued or outstanding	—	—
Series A Junior Participating Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000 shares; 59,803 shares issued and outstanding as of January 31, 2006 and 58,082 shares issued and outstanding as of January 31, 2005	598	581
Additional paid-in capital	472,834	453,391
Unearned compensation on restricted stock	(1,816)	—
Accumulated deficit	(149,235)	(334,304)

Total stockholders’ equity	322,381	119,668

Total liabilities and stockholders’ equity	$804,780	$668,883

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Twelve Weeks
	Ended	Thirteen Weeks Ended	Fiscal Years Ended
	Jan. 31, 2006	Jan. 31, 2005	Jan. 31, 2006	Jan. 31, 2005

Revenue:
Company-operated restaurants	$276,503	$288,982	$1,209,456	$1,217,273
Franchised and licensed restaurants and other	72,039	72,908	308,891	302,608

Total revenue	348,542	361,890	1,518,347	1,519,881

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	81,123	86,105	354,239	359,939
Payroll and other employee benefits	79,260	90,435	356,960	377,405
Occupancy and other	60,024	67,046	270,716	273,294

Total restaurant operating costs	220,407	243,586	981,915	1,010,638
Franchised and licensed restaurants and other	55,813	56,056	238,461	227,588
Advertising	14,548	15,699	70,964	71,839
General and administrative	32,997	33,277	141,102	138,716
Facility action charges, net	4,238	4,575	8,025	14,320

Total operating costs and expenses	328,003	353,193	1,440,467	1,463,101

Operating income	20,539	8,697	77,880	56,780
Interest expense	(5,086)	(6,319)	(23,016)	(36,748)
Other income (expense), net	(137)	2,574	2,387	(2,962)

Income before income taxes and discontinued operations	15,316	4,952	57,251	17,070
Income tax (benefit) expense	(138,996)	(2,117)	(137,331)	(1,592)

Income from continuing operations	154,312	7,069	194,582	18,662
Discontinued operations:
Loss from discontinued operations (net of income tax benefit of $0)	—	—	—	(646)

Net income	$154,312	$7,069	$194,582	$18,016

Basic income (loss) per common share:
Continuing operations	$2.59	$0.12	$3.29	$0.32
Discontinued operations	—	—	—	(0.01)

Net income	$2.59	$0.12	$3.29	$0.31

Diluted income (loss) per common share (1):
Continuing operations	$2.14	$0.12	$2.70	$0.31
Discontinued operations	—	—	—	(0.01)

Net income	$2.14	$0.12	$2.70	$0.30

Dividends per common share	$0.04	$—	$0.16	$—

Weighted-average common shares outstanding:
Basic	59,467	57,758	59,226	57,615
Dilutive effect of stock options, warrants, convertible notes and restricted stock	13,081	13,962	14,024	1,968

Diluted	72,548	71,720	73,250	59,583

(1) The interest expense adjustment, net of tax, which is added to the Company’s income from continuing operations and net income for the diluted per share calculation, due to the dilutive effect of its 4.0% convertible subordinated notes, was $709 and $3,070 for the twelve and fifty-two weeks ended January 31, 2006, respectively, and $1,229 for the twelve weeks ended January 31, 2005.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

		Fiscal Year Ended
	Fiscal Year Ended	January 31, 2005
	January 31, 2006	(1)
Net income	$194,582	$18,016
Discontinued operations, excluding impairment	—	(252)
Interest expense	23,016	36,748
Income tax benefit	(137,331)	(1,592)
Depreciation and amortization	64,155	66,793
Facility action charges, net.	8,025	14,320
Premium on early redemption of Senior Notes	—	9,126
Impairment of Timber Lodge	—	898

Adjusted EBITDA	$152,447	$144,057

(1) Fiscal 2005 contains a fifty-third operating week.